(1) Brian P. Friedman (“Mr. Friedman”), as a managing member of Jefferies Capital Partners LLC (f/k/a Jefferies Capital Partners IV LLC), may be deemed to own beneficially and indirectly the shares of common stock, par value $0.01 per share (“Common Stock”), of Fiesta Restaurant Group, Inc. (the “Company”), disposed of by (i) Jefferies Capital Partners IV L.P. (“Jefferies Capital Partners IV”), which disposed of 2,895,602 shares of Common Stock; (ii) Jefferies Employee Partners IV LLC (“Jefferies Employee Partners”), which disposed of 333,506 shares of Common Stock; and (iii) JCP Partners IV LLC (“JCP Partners” and, together with Jefferies Capital Partners IV and Jefferies Employee Partners, collectively, “Jefferies Capital Partners”), which disposed of 105,892 shares of Common Stock.  In such capacity as managing member, Mr. Friedman may be deemed to have beneficially owned the shares of Common Stock disposed of by Jefferies Capital Partners.  Mr. Friedman disclaims beneficial ownership of the shares of Common Stock disposed of by Jefferies Capital Partners except to the extent of his pecuniary interest therein.

(2) On March 21, 2013, Jefferies Capital Partners and the Company entered into an Underwriting Agreement with Jefferies LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the offer and sale (the “Offering”) by Jefferies Capital Partners to the Underwriter of an aggregate of 3,335,000 shares of Common Stock, which includes an aggregate of 435,000 shares of Common Stock that the Underwriters purchased from Jefferies Capital Partners upon exercise of their over-allotment option, at a price of $24.25 per share (before Underwriters’ discounts and commissions).  Jefferies Capital Partners paid to the Underwriters discounts and commissions equal to $.97 per share.  Accordingly, Jefferies Capital Partners received a price per share of $23.28 (net of Underwriters’ discounts and commissions).  The Offering closed on March 27, 2013. Accordingly, after giving effect to the sale of Common Stock under the Underwriting Agreement, Jefferies Capital Partners IV is the beneficial owner of 2,799,870 shares of Common Stock, Jefferies Employee Partners is the beneficial owner of 322,479 shares of Common Stock and JCP Partners is the beneficial owner of 102,390 shares of Common Stock, and Mr. Friedman may be deemed to own beneficially and indirectly the 3,224,739 shares of Common Stock which are deemed beneficially owned by Jefferies Capital Partners.